Callahan Appointed CEO of Affirmative Insurance Holdings
ADDISON, Texas, October 10, 2006 — The Board of Directors of Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM) today announced that Kevin Callahan has been appointed Chief Executive Officer. Callahan joined Affirmative as Chairman of its Board of Directors in November 2005 and has been serving as the company’s interim CEO since that time.
Callahan, 45, brings to Affirmative experience in leading top financial services companies. He was Chief Executive Officer of Allianz Global Risks US Insurance Company from 2002 to 2004. Additionally, he served as Chief Executive Officer of Aon Capital Markets from 1996 to 2002 and had been employed by Goldman Sachs from 1985 to 1996. In February 2005, Callahan was appointed to the Board of Directors of Corus Bankshares and also serves on the Board’s Audit Committee.
“It is an exciting time for the company and the non-standard auto insurance industry,” said Callahan. “We have a number of strengths to build upon at Affirmative and, more importantly, a great opportunity to expand our market position by providing non-standard automobile insurance customers with consistently strong service at an affordable price. From the standpoint of customer value and operational excellence, this industry is in its infancy, and Affirmative has a unique opportunity to set a higher standard and be rewarded for doing so.”
ABOUT AFFIRMATIVE INSURANCE HOLDINGS
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a non-standard automobile insurance agency and carrier focused on highly targeted geographic markets. Affirmative currently offers products and services in 12 states, including Texas, Illinois, California and Florida.
SOURCE: Affirmative Insurance Holdings, Inc., Addison, Texas